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                                                                    Exhibit 12.1

                           Hanover Compressor Company
                Computation of Ratio of Earnings to Fixed Charges
             (Amounts in thousands of dollars, except ratio amounts)


                                                           Nine
                                                          Months
                                                           Ended
                                                         September                   Year Ended December 31,
                                                            30,        -------------------------------------------------------
                                                          2003 (1)     2002 (2)      2001        2000        1999       1998
                                                         ---------    ---------    --------    --------    -------    -------
  Earnings:
  Income (loss) from continuing operations before
    income taxes                                          $(56,516)   $(92,419)    $112,000    $ 74,948    $60,463    $49,636
  Add:
  Interest on indebtedness and amortization of
     capitalized interest, debt expense and
     discount (3) (4)                                       53,510      40,453       31,760      15,110      9,115     11,716
  Leasing expense and the estimated interest factor
     attributable to rents                                  49,118      96,863       71,347      46,132     22,486      6,310
  Equity in income of non-consolidated affiliates
     in excess of distributions of income                  (16,770)     (2,223)      (9,350)     (3,518)    (1,188)    (1,369)
                                                          --------    --------     --------    --------    -------    -------
     Earnings (loss) as adjusted                          $ 29,342    $ 42,674     $205,757    $132,672    $90,876    $66,293
                                                          ========    ========     ========    ========    =======    =======
  Fixed charges:
  Interest on indebtedness, amortization of debt
     expense and discount and capitalized
     interest (3) (4)                                     $ 53,875    $ 42,577     $ 34,250    $ 16,871    $10,597    $11,716

  Leasing expense and the estimated interest factor
     attributable to rents                                  49,118      96,863       71,347      46,132     22,486      6,310
                                                          --------    --------     --------    --------    -------    -------
     Total fixed charges                                  $102,993    $139,440     $105,597    $ 63,003    $33,083    $18,026
                                                          ========    ========     ========    ========    =======    =======
  Ratio of earnings to fixed charges                            --          --         1.95        2.11       2.75       3.68
                                                          ========    ========     ========    ========    =======    =======

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(1)   Due to Hanover's loss for the nine month period ended September 30, 2003, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $73.7 million to achieve coverage of 1:1. During this nine-month period, we recorded $40.3 million in pre-tax charges related to the settlement of shareholder litigation. For more information regarding these pre-tax charges, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002--Provision for Estimated Cost of Litigation Settlement."

(2) Due to Hanover's loss for the year ended December 31, 2002, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $96.8 million to achieve coverage of 1:1. During 2002, we recorded $182.7 million in pre-tax charges. For a description of these pre-tax charges, see footnote 27 in the notes to the consolidated financial statements included in Hanover's Annual Report on Form 10-K for the year ended December 31, 2002.

(3) Includes distributions on mandatorily redeemable convertible preferred securities.

(4) The amounts that, prior to July 1, 2003, we reported as "Change in Fair Value of Derivative Financial Instruments" in our Consolidated Statement of Operations, have been reclassified as interest expense for the current and prior periods.